Exhibit 99.1

FOR IMMEDIATE RELEASE Monday, August 5, 2013

Media General Announces New $945 Million, Senior Secured, Delayed Draw Credit Facilities

●	New credit facilities to refinance the combined debt of Media General and Young Broadcasting, at a substantially lower cost of capital, following completion of the pending merger
●	New $60 million revolving credit facility
●	New $885 million delayed draw term loan
●	Pro forma cash interest will be approximately $39 million annually

Richmond, Va. – Media General (NYSE: MEG) today announced that it has entered into a new credit agreement with a syndicate of lenders in connection with its pending merger with Young Broadcasting. The new credit facilities, which are contingent upon the closing, consist of a $60 million, 5-year revolving credit facility and a $885 million, 7-year term loan. The revolving credit facility interest rate is LIBOR plus 2.75%.  The term loan interest rate is LIBOR plus 3.25%, with a 1.00% LIBOR floor.

As Media General announced on June 6, 2013, the company has entered into a merger agreement with Young Broadcasting, which is expected to be completed in the late third quarter or early fourth quarter of this year.

“The merger of Media General and Young Broadcasting is a transformational event for both companies,” said George L. Mahoney, Media General’s president and chief executive officer. “Among its many benefits, the combination offered an opportunity to refinance our total debt at a significantly lower cost. This became a priority for us.”

“Today’s announcement puts the new Media General on an even stronger footing than planned. We had anticipated approximately $15 million of financing synergies as a result of the transaction. In fact, these synergies are nearly doubling, to $29 million. Our pro forma cash interest will be approximately $39 million annually, based on current LIBOR levels, compared with the two companies’ current standalone annual interest expense of approximately $75 million. This is a significant free cash flow pick-up for our company,” said Mr. Mahoney.

“We’re delighted with this momentum. Our new financing was very well received by debt investors, including our relationship banks, and our new term loan was meaningfully oversubscribed. We very much appreciate the support of the credit community and this opportunity to greatly strengthen our balance sheet and to continue to improve our credit profile.”

“The merger process also is progressing smoothly. Our similar corporate cultures and advanced integration planning are creating a seamless transition. We are well on track to capture our expected $15 million of operating synergies, the lion’s share of which will be realized within 12 months after the closing. Media General looks forward to providing enhanced value to our shareholders as an acquirer in ongoing industry consolidation opportunities. We will be particularly focused on creating more duopolies,” said Mr. Mahoney.

Proceeds from the new credit facilities will be used to repay all of the outstanding debt of Media General and Young Broadcasting, including associated call premiums. As of March 31, 2013, Media General’s outstanding debt was $601 million, and Young’s was $132 million. Proceeds also will fund a $50 million contribution to Media General’s qualified pension plan and pay transaction fees and expenses.

The credit agreement contains a leverage ratio covenant, which involves debt levels and a rolling eight-quarter calculation of EBITDA, as defined in the agreement. Additionally, the agreement has restrictions on certain transactions, including the incurrence of additional debt, capital leases, investments, acquisitions, asset sales and restricted payments (including share repurchases and dividends), as defined in the agreement.

Shield Media LLC and Shield Media Lansing LLC (Shield Media), companies with which Young Broadcasting has shared services arrangements for two stations, entered into a new $32 million term loan facility with a syndicate of lenders, dated as of July 31, 2103, the availability of which is contingent on certain conditions, primarily the successful completion of the merger of Media General and Young Broadcasting. The new term loan facility will refinance Shield Media companies' existing $32 million term loans under one new credit agreement.  The existing Shield Media term loans are guaranteed on a secured basis by Young Broadcasting, which will continue under the new agreement.  The new loan will have a term of five years and an interest rate of LIBOR plus 3.25%. It will also be guaranteed by Media General.

RBC Capital Markets acted as Lead Left Arranger and will serve as the Administrative Agent on the new Media General and Shield Media credit facilities.

A copy of Media General’s new credit agreement will be available on the company’s Web site www.mediageneral.com as an SEC Form 8-K filing posted to the Investor Relations section.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties, including Media General’s ability to satisfy the conditions in the new credit agreement, and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission.  Media General’s future performance could differ materially from its current expectations.

Additional Information

On July 19, 2013, Media General filed with the Securities and Exchange Commission (SEC) a Registration Statement on Form S-4, which includes a preliminary proxy statement/prospectus relating to Media General’s proposed combination with New Young Broadcasting Holding Co., Inc. (Young). In addition, Media General will file with the SEC other information and documents concerning the combination and the businesses of Media General and Young. WE URGE INVESTORS TO REVIEW THE PROXY STATEMENT/PROSPECTUS AND OTHER INFORMATION TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These documents are available without charge on the SEC's web site at www.sec.gov and on Media General’s web site www.mediageneral.com. INVESTORS SHOULD READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS.

Media General and its directors and executive officer may be deemed to be participants in the solicitation of proxies of Media General shareholders in connection with the proposed combination. Investors may obtain more detailed information regarding the names, affiliations and interests of Media General’s directors and executive officers by reading Media General’s Registration Statement on Form S-4 and the preliminary proxy statement/prospectus including therein.

About Media General
Media General is a leading provider of news, information and entertainment across 18 network-affiliated broadcast television stations and their associated digital media and mobile platforms. The company’s stations serve consumers and advertisers in strong local markets, primarily in the Southeast. Media General’s television stations include affiliations with NBC (8), CBS (8), ABC (1) and CW (1). One-third of the company’s stations operate in the Top 50 markets in the United States. Media General’s stations reach more than one-third of TV households in the Southeast and more than 8% of U.S. TV households. Media General entered the television business in 1955 when it launched WFLA-TV in Tampa, Florida, as an NBC affiliate.

About New Young Broadcasting

New Young Broadcasting is a leading local media company with headquarters in Nashville, TN. The company owns or operates 13 television stations in 10 attractive markets. Young’s station group reaches approximately 6% of total US television households and includes primary affiliations with ABC (6), CBS (4), NBC (1), FOX (1) and MyNetwork TV (1). Young television stations serve viewers and advertisers on multiple platforms in all 10 markets. The company also operates 17 digital subchannels, including seven affiliates of Disney-ABC's Live Well Network, six Weather/News subchannels, one CW Plus, one MyNetwork TV affiliate, one TCN affiliate and one Antenna TV affiliate.

Contact Media General

Additional information about Media General is available on its website www.mediageneral.com or by contacting Lou Anne J. Nabhan, Vice President-Corporate Communications, at (804) 887-5120 or lnabhan@mediageneral.com.